UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASHFORD HOSPITALITY PRIME, INC.
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On May 10, 2016, Ashford Hospitality Prime Inc. (the “Company”) mailed the following letter to the Company’s stockholders.

 *  A vote “FOR” your directors is a vote to ensure Ashford Prime will maximize value for stockholders  A vote “FOR” your directors is a vote to ensure Ashford Prime will maximize value for stockholders  Vote the GOLD Proxy Card Today “For” the Re-election of Your Highly Qualified Board  May 5, 2016Dear Fellow Ashford Hospitality Prime Stockholder:At the Annual Meeting of Stockholders on June 10, 2016 (the “2016 Annual Meeting”), you will have the opportunity to make an important decision regarding the future of Ashford Hospitality Prime, Inc. (“Ashford Prime” or the “Company”).We ask you to protect the value of your investment in Ashford Prime by supporting the re-election of your highly qualified and experienced director nominees: Montgomery J. Bennett, Chairman; Stefani D. Carter; Douglas A. Kessler; Curtis B. McWilliams; W. Michael Murphy; Matthew D. Rinaldi; and Andrew L. Strong. Each of these directors has a proven track record of strategic execution, strong corporate governance and management oversight. The Company believes your incumbent board has the right combination of industry experience and financial acumen to continue making significant progress executing on Ashford Prime’s strategic priorities. In contrast, we believe that the nominees proposed by Sessa Capital (“Sessa”) lack the experience and qualifications necessary to successfully lead the Company and maximize the value of your investment in it. We believe their election to the Board would not only remove a highly qualified Board of Directors with a long history of hospitality experience, but could also trigger a termination fee payable to the Company’s advisor, Ashford Inc., in the hundreds of millions of dollars in the event that Sessa’s nominees are not first approved by the Board, which would significantly destroy stockholder value.Your vote is important, and we strongly urge you to make your voice heard at the 2016 Annual Meeting by voting the GOLD proxy card “FOR” the re-election of Ashford Prime’s highly qualified and experienced director nominees.We thank you for your continued support.Sincerely,Ashford Prime Board of Directors  Show Your Support for the Value Creating Strategies of the Ashford Prime Board of Directors  Vote the GOLD Proxy Card Today

 *  A vote “FOR” your directors is a vote to ensure Ashford Prime will maximize value for stockholders  A vote “FOR” your directors is a vote to ensure Ashford Prime will maximize value for stockholders  Ashford Prime’s Board is Highly Qualified and Experienced  The existing Board has the experience, qualifications and diversity necessary to continue to provide effective and independent oversight, while driving the Company’s value-enhancing strategy. Together, the Ashford Prime Board possesses the knowledge and expertise that is critical to the Company’s success:    Real Estate and/or REIT Experience  Lodging & Hospitality Experience  Finance, M&A and/or Legal Experience  Public Board Experience  Montgomery J. Bennett          Curtis B. McWilliams          Douglas A. Kessler          Matthew D. Rinaldi          Stefani D. Carter          W. Michael Murphy          Andrew L. Strong          Ashford Prime’s management team, with an aggregate of 140 years of relevant industry experience, has a strong and extensive track record of successfully leading lodging and hospitality companies through a broad array of market cycles, including during times of market distress, and creating significant value for investors that have invested with them in both public and private platforms over the past several decades.  Montgomery J. Bennett has served as our Chief Executive Officer and Chairman of our board of directors since April 2013. He has over 20 years of experience in the hotel industry, with experience in virtually all aspects including hotel ownership, finance, development, asset management and project management. He brings extensive industry experience as well as strong and consistent leadership qualities to his role. He is a member of the American Hotel & Lodging Association's Industry Real Estate Finance Advisory Council, the Urban Land Institute’s Hotel Council, the Global Advisory Council of HOFTEL, and is on the advisory editorial board for the Global Hotel Network. Formerly, he was a member of Marriott's Owner Advisory Council and Hilton's Embassy Suites Franchise Advisory Council.  Curtis B. McWilliams has served as a member of our board of directors since November 2013. He brings business and management experience gained while serving as president and chief executive officer of two different companies, including one NYSE-listed REIT, as well as investment banking and public company experience, to our board. He also serves as a director of Ardmore Shipping Corporation. In 2010, Mr. McWilliams retired from his position as President and Chief Executive Officer of CNL Real Estate Advisors, Inc., which he held since 2007. He has approximately 13 years of REIT experience and, during his career at CNL Real Estate Advisors, Inc., helped launch and served as President of two REIT joint ventures between CNL and Macquarie Capital and the external advisor for both REITs. Prior to that, he served as President and Chief Executive Officer of Trustreet Properties, Inc. He also worked at Merrill Lynch & Co., where he started as an associate and later served for several years as a Managing Director.

 *  A vote “FOR” your directors is a vote to ensure Ashford Prime will maximize value for stockholders  A vote “FOR” your directors is a vote to ensure Ashford Prime will maximize value for stockholders  Douglas A. Kessler is the President of Ashford Hospitality Prime and has served on our board of directors since November 2013. Mr. Kessler has been responsible for much of the transaction activity, capital market strategies and strategic growth of Ashford's key initiatives. He has 30 years’ experience in real estate corporate strategy, investments, sales, finance, asset management and capital markets. Previously, Mr. Kessler spent 10 years with Goldman Sachs' Whitehall Funds. While at Goldman Sachs, Mr. Kessler was involved in several billion dollars of real estate including multiple operating companies and investment platforms around the globe. He served on the board or executive committees of hotel, office, and senior living companies. Prior to Goldman Sachs, Mr. Kessler worked in the Sales, Finance and Asset Management groups of Trammell Crow Ventures. He is a member of ULI's Hotel Council.  Matthew D. Rinaldi has served as a member of our board of directors since November 2013. He is a licensed attorney whose practice has focused on representing businesses in a broad range of complex commercial litigation and appellate matters, including securities class action lawsuits, director and officer liability, real estate, antitrust, insurance and IP litigation. He is Senior Counsel of Dykema, a position he has held since July 2014. He also serves as an elected representative of Texas House District 115 in the Texas House. Previously, Mr. Rinaldi practiced law as a solo practitioner. He has also served as counsel of Miller, Egan, Molter & Nelson, LLP, an associate attorney of K&L Gates LLP, and an associate attorney of Gibson, Dunn and Crutcher, LLP.  Stefani D. Carter has served as a member of our board of directors since November 2013. As a practicing attorney since 2005, she brings extensive legal experience in advising and counseling clients in civil litigation and contractual disputes, as well as her many experiences as an elected official, to our board. She has served as a principal at Stefani Carter & Associates, LLC since 2011. Before that, she served as an elected representative of Texas House District 102 in the Texas House of Representatives from 2011 to 2015, and as a member on several Texas House committees, including the Committee on Appropriations, the Energy Resources Committee, and the Select Committee on Criminal Procedure Reform. She also served as a member and Vice-Chair of the Texas House Committee on Criminal Jurisprudence. Ms. Carter was previously an associate attorney at Sayles Werbner, a prosecutor in the Collin County District Attorney's Office, and an associate attorney at Vinson & Elkins.   W. Michael Murphy has served as a member of our board of directors since November 2013 and served on the board of Ashford Trust from August 2003 until the completion of the spin-off in November 2013. He has served as Head of Lodging and Leisure Capital Markets of the First Fidelity Mortgage Corporation since 2002, and is also a director of American Hotel Investment Properties REIT LP. Previously, he was Senior Vice President and Chief Development Officer of ResortQuest International, Inc., and before that, he was President of Footprints International. He also served as Senior Managing Director of Geller & Co., partner in the investment firm of Metric Partners, in addition to various roles at Holiday Inns, Inc. He has been Co-Chairman of the Industry Real Estate Finance Advisory Council four times and serves on the board of the Atlanta Hospitality Alliance.  Andrew L. Strong has served as a member of our board of directors since November 2013. Mr. Strong is a partner at the law firm of Pillsbury Winthrop Shaw Pittman, LLP, a position he has held since March 2015. Previously, he served as the founding President and Chief Executive Officer of Kalon Biotherapeutics, LLC, a biotechnology company owned by the State of Texas through the Texas A&M University System and the Texas Emerging Technology Fund and before that, he served as General Counsel and System Compliance Officer for the Texas A&M University System. He has also served as a partner and section head for the Environmental, Land Use and Natural Resources section for the Houston office of the law firm of Pillsbury Winthrop Shaw Pittman, LLP, and founding partner and managing partner of Campbell George & Strong, LLP.

 *  A vote “FOR” your directors is a vote to ensure Ashford Prime will maximize value for stockholders  A vote “FOR” your directors is a vote to ensure Ashford Prime will maximize value for stockholders  The Company Believes that Sessa’s Proposed Nominees are Inexperienced and Unqualified  The Company unquestionably believes that Sessa’s slate of nominees lack relevant operational and industry expertise necessary to lead Ashford Prime. We believe that Sessa’s nominees have:  The Company believes that Sessa’s proposed nominees are unqualified, have NOT been validly nominated under the bylaws and are NOT the right stewards for Ashford Prime. The Company believes that Sessa and its proposed nominees:  Failed to research or understand the contractual obligations under the Company’s advisory agreement;Failed to file its lawsuit in the proper jurisdiction;Failed to follow simple company bylaws;Failed to properly research the Company’s annual meeting dates;Presented a strategy for the Company based on litigation, rather than an actionable strategy based on operations, capital markets execution and brand relationships;Failed to articulate any actionable plan to maximize stockholder value;Failed to recognize that the Advisory Agreement cannot be unilaterally changed and is a contractual obligation between two public companies;Engaged in resume-padding with Philip Livingston falsely claiming to be a CPA; andContributed to the 18% drop in AHP’s stock price the week Sessa announced proposed slate, and the company believes that its campaign of misinformation continues to keep pressure on the company’s stock price.  If Sessa’s slate is elected and not first approved by the board, the election of Sessa’s slate could lead to the triggering of a termination fee in the hundreds of millions of dollars payable to the Company’s advisor, Ashford Inc., which would significantly destroy stockholder value.  The Choice is Clear  Ashford Prime has the right Board of Directors, the right management team, and the right strategy to deliver stockholder value for ALL Ashford Prime stockholders, now and over the long term. We strongly urge you to discard any white proxy cards that you may receive from Sessa.Please do NOT return or otherwise vote any white proxy card sent to you by Sessa. If you have previously submitted a white proxy card sent to you by Sessa, you can still change your vote and support your Board’s nominees by signing, dating and returning the enclosed GOLD proxy card today. You may also vote by internet or telephone by following the instructions set forth on the enclosed proxy card. We also encourage you to visit the Ashford Prime website, AshfordPrimeFacts.com, to find Company materials for the 2016 Annual Meeting, and for further information on voting your shares.Protect your investment by voting the GOLD proxy card today “FOR” Ashford Prime’s highly qualified, experienced director nominees